Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Reports Results for First Quarter of 2008

Record first quarter revenue of $23.1 million, up 13%, with net income of $1.6 million and $0.11 earnings per share; Cites strong performance of new TracPhone V7 satellite communications system as key contributor

MIDDLETOWN, RI – April 22, 2008 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the first quarter ended March 31, 2008. Revenue for the first quarter of 2008 was $23.1 million, up 13% from the first quarter ended March 31, 2007. Net income for the quarter was $1.6 million or $0.11 on a per-diluted share basis. During the same period last year the company reported net income of $57,000, or breakeven on a per-diluted share basis.

“We’ve started 2008 on a very strong note, with record first quarter sales and a significant year-over-year increase in profits. What is especially gratifying is that we achieved this excellent performance in a tough economic environment while simultaneously achieving three major milestones. We made outstanding progress establishing our TracPhone® V7 mini-VSAT satellite communications system, we received a major new order for our fiber optic gyros (FOGs) for use in the stabilized remote weapons market, and we entered the in-flight satellite TV entertainment market for commercial airliners following the award of a $20 million antenna development and production contract,” said Martin Kits van Heyningen, KVH’s chief executive officer.

In the first quarter of 2008, mobile communications revenue was $18.1 million, up 13% on a year-over-year basis. “Marine revenue rose 23% over the same quarter last year, driven in large part by our new TracPhone V7,” Mr. Kits van Heyningen continued. “Demand for this compact, powerful satellite communications system continues to be strong, and we are meeting both our sales and production goals. With every TracPhone V7, we also enjoy the benefit of the hardware sale along with the recurring monthly airtime service revenue. Based on initial activations, the revenue stream driven by mini-VSAT Broadband airtime is very promising.

“Within the land mobile market, quarterly revenue was down 9% due primarily to a year-over-year decline in sales to the automotive market. Sales of our products into the recreational vehicle market remained on par with last year, despite a reported 33% decline in sales of new Class A motorhomes during the first quarter.”

KVH’s defense-related guidance and stabilization sales, including those for KVH’s fiber optic gyro solutions and TACNAV® military navigation systems, were approximately $5.1 million in the first quarter of 2008, up 17% on a year-over-year basis. “First quarter sales growth was spurred by a substantial increase in TACNAV navigation system sales. Throughout the first quarter, we continued to aggressively pursue opportunities for our fiber optic gyros in stabilized remote weapon systems. These efforts were rewarded recently when we received a $6 million order from Kongsberg Defence & Aerospace for our DSP-3100 FOGs, which are expected to start shipping in the third quarter for use in the Protector family of remote weapon stations. This initial order calls for a rapid ramp of product output, and should be substantially complete by the end of this year,” remarked Mr. Kits van Heyningen.

Commenting on the company’s financial results for the first quarter, Patrick Spratt, KVH’s chief financial officer, said, “The quarter was generally on track with our expectations for both the top and bottom lines. Gross margin was somewhat above expectations at just over 42% thanks to strong marine product sales, a nice increase in TACNAV sales, and ongoing product cost reduction efforts. We successfully controlled operating expenses and they were a bit below our expectations. These factors combined to generate an operating margin of close to 7%. Our total cash balance decreased sequentially by about $2 million as we continued with our stock repurchase program.

“Looking forward, we believe that the second quarter revenue and earnings results should be comparable to the first quarter of this year, and we remain confident in our original guidance for full year revenue growth of 14% to 20% and EPS of $0.36 to $0.44.”

Recent Operational Highlights:

•	April 21, 2008 – KVH receives $6 million fiber optic gyro order from Kongsberg Defence & Aerospace. The contract is subject to the successful completion of DSP-3100 FOG testing and qualification.

•	April 18, 2008 – Peter Coffman joins KVH to lead the company’s commercial marine sales effort, focusing on expanding the reach of the TracPhone V7 and mini-VSAT Broadband service.

•

February 22, 2008 – KVH is awarded a $20.1 million contract by LiveTV, the leading in-flight entertainment supplier, to design, develop, and manufacture new DIRECTV-compatible satellite TV antennas for use on narrowbody commercial aircraft operating in the United States.

•	February 14, 2008 – KVH ships its 150,000th mobile satellite antenna.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: competitors’ products and services; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the need for qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors; the unpredictability of order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; changes in customer response to new product introductions; the impact of general economic factors, such as increases in fuel prices, on the sale and use of motor vehicles and marine vessels; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone,

TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas.

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net sales	$23,133	$20,397
Cost of sales	13,392	12,804

Gross profit	9,741	7,593

Operating expenses:
Research and development	2,335	2,198
Sales, marketing and support	4,084	4,012
General and administrative	1,746	1,784

Income (loss) from operations	1,576	(401)
Interest income	449	690
Interest expense	45	41
Other expense, net	206	13

Income before income tax expense	1,774	235
Income tax expense	193	178

Net income	$1,581	$57

Net income per common share
Basic and diluted	$0.11	$0.00

Weighted average common shares outstanding
Basic	14,670	14,908

Diluted	14,672	14,966

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and marketable securities	$51,371	$53,305
Accounts receivable, net	14,838	12,826
Inventories	10,114	9,313
Other current assets	1,067	1,017

Total current assets	77,390	76,461

Property and equipment, net	11,730	11,739
Deferred income taxes	3,334	3,334
Other non-current assets	373	36

Total assets	$92,827	$91,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$10,569	$8,633
Current portion of long-term debt	2,126	132

Total current liabilities	12,695	8,765

Deferred revenue	—	9
Long-term debt, excluding current portion	—	2,026
Stockholders’ equity	80,132	80,770

Total liabilities and stockholders’ equity	$92,827	$91,570

####